FINANCING AGREEMENT

THIS AGREEMENT is made and entered into as of December 15, 1993 by and between TRB SYSTEMS INC., a New York corporation ("TRB"), and TIANJIN WORLDWIDE INC., a New York corporation ("TWI").

W I T N E S S E T H:

WHEREAS, TRB and SINO-DANISH ENTERPRISES CO. LTD., a [nature of legal entity] partially owned by the Municipalities of Tianjin, China ("Licensee"), have entered into a licensing agreement on or around December 15, 1993 (the "Licensing Agreement"), whereby Licensee is granted a license to manufacture the TRB Patent Bicycles (as defined in the Licensing Agreement) for the purpose of selling them back to TRB; and

WHEREAS, in order for TRB to purchase the TRB Patent Bicycles from Licensee pursuant to the Licensing Agreement, TWI desires to provide certain financing to TRB up to $2,000,000 under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises set forth herein, the parties hereto agree as follows:


Section 1.  Letters of Credit.

1.1. TWI agrees to seek the issuance of one or more irrevocable documentary letters of credit acceptable to TRB (each such documentary letter of credit being an "LC"), in respect of TRB Patent Bicycles purchased by TRB from Licensee, on the terms and conditions hereinafter set forth.

1.2. Within 5 working days after receipt by TWI of a written request from TRB in substantially the form of Exhibit A hereto (the "LC Request"), TWI shall cause an LC to be issued in accordance with each LC Request; provided, however, that TWI has a right to refuse each LC Request under Section 1.6 below, in which event TWI shall notify TRB of such refusal within 2 working days after receipt of such request. If TWI fails to so notify, it is deemed that the LC Request concerned is accepted by TWI.

1.3. TRB shall pay TWI a financing charge of $11 per unit of the TRB Patent Bicycles shipped under each LC (the "Financing Charge"), payable on or before the 60th day after the date the TRB Patent Bicycles covered by such LC are delivered to a warehouse in the United States jointly designated by TRB and TWI (such 60th day after the delivery date being the "Payment Due Date").

1.4. On the Payment Due Date for each LC, Licensor shall reimburse Licensee for all amounts, including all banking charges except late payment charges, reimbursed to a bank on account of payments made of any proper draft duly presented against such LC.

1.5. In the event that TRB pays the purchase price for any shipment of TRB Patent Bicycles without obtaining financing from TWI, TRB shall not pay any Financing Charge to TWI but shall pay to TWI $1 per unit for TWI's cooperation with Licensee.

1.6. TWI shall not be obligated to seek the LC's for the benefit of TRB in an aggregate amount exceeding at any time outstanding $2,000,000 (two million dollars).

Section 2. Repayment by Sales Proceeds- Upon receipt by TRB of any sales proceeds of the TRB Patent Bicycles, TRB shall, to the extent there exists outstanding indebtedness by TRB to TWI, utilize at least 50 percent of the sales proceeds so as to reduce such indebtedness. Any outstanding balance indebtedness shall be paid by TRB on or before the Payment Due Date.

Section 3. Security Interest. TRB hereby grants to TWI a security interest in the TRB Patent Bicycles shipped to TRB under the foregoing financing furnished by TWI, together with any proceeds thereof, to secure the payment by TRB to TWI of any outstanding indebtedness hereunder.

Section 4.  Term and Termination   This Agreement shall continue in force for
a period of five years from the date of this Agreement, and thereafter shall be renewed on mutually agreeable terms and conditions for additional successive one-year periods unless one party gives the other notice of its intention to terminate no later than 90 days prior to the expiration of the term hereof or of any renewal period.

Section 5. Notices. All notices and other communications provided for hereunder shall be in writing and mailed or delivered, if to TRB, at TRB Systems Inc., 351 Eisenhower Parkway, Suite 26, Livingston, New Jersey 07039, Attention: Byung D. Yim; if to TWI, at its address at 26-30 West
28th Street, 3rd Floor, New York, New York 10001, Attention of Mr. Zong Yu Tao, Chairman; or as to either party at such other address as is designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed or delivered, respectively, be effective when deposited in the mails by registered or certified mail, postage prepaid, or delivered by commercial courier, addressed as aforesaid.

Section 6. Amendments. This Agreement may not be changed, amended or modified except by a writing signed by the parties hereto.


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Section 7.  Waiver.  The waiver by either party hereto of any right hereunder, or of the failure to perform or breach by the other party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party, whether of a similar nature or otherwise.

Section 8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9. Entire Agreement. This Agreement (together with the Exhibits hereto) constitutes the entire agreement and understanding by the parties hereto as to the subject matter of this Agreement, and merges all prior discussions by and between them.

Section 10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party.

Section 11. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.



TRB SYSTEMS INC. 				TIANJIN WORLDWIDE INC.


By: /s/ Byung D. Yim /s/                        By: /s/ Tao Zong-Yu /s/
Name:   Byung D. Yim                            Name:   Tao Zong-Yu
Title:  President                               Title:  Chairman and President



                                       12/15/93/PPV/09152/001/AGREE-11/27189.1

STATE OF NEW YORK)
               			)SS.
COUNTY OF NEW YORK)


On this 15th day of December 1993, before me came Byung D. Yim, who presented evidence to me of his identity and who executed the foregoing instrument on behalf of TRB Systems, Inc. and who acknowledged that he executed the same.



                                        /s/ Pamela Vorillas /s/
                                        Notary Public
                                        Pamela Vorillas
                                        Notary Public, State of New York
                                        No.31-4781703
                                        Qualified in New York County
                                        Commission Expires September 30, 1995


STATE OF NEW YORK)
                  )SS.
COUNTY OF NEW YORK)


On this 15th day of December 1993, before me came Zong Yu Tao, who presented evidence to me of his identity and who executed the foregoing instrument on behalf of Tianjin Worldwide Inc. and who acknowledged that he executed the same.


/s/ Pamela Vorillas /s/
Notary Public
                                              Pamela Vorillas
                                              Notary Public, State of New York
                                              No. 31-4781703
                                              Qualified in New York County
                                              Commission Expires
                                              September 30, 1995


                                       12/15/93/PPV/09152.001/AGREE-11/27189.1


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